EXHIBIT 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE 06-019	Contacts:	Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner DRG&E / 832-594-4004

HORNBECK OFFSHORE CLOSES $250 MILLION

OFFERING OF 1.625% CONVERTIBLE SENIOR NOTES

Initial Purchasers Exercise $30.0 Million Over-Allotment Option in Full

Covington, LA – November 13, 2006 – Hornbeck Offshore Services, Inc. (NYSE: HOS) today announced the closing of its previously announced offering of $220.0 million aggregate principal amount of convertible senior notes due November 15, 2026 that were privately offered within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the Company announced that the initial purchasers exercised their option to purchase an additional $30.0 million in principal amount of the notes to cover over-allotments, which also closed today.

The notes will initially bear interest at a fixed rate of 1.625% per year, declining to 1.375% beginning on November 15, 2013, and will be guaranteed by the same subsidiaries of Hornbeck Offshore that currently guarantee its existing 6.125% senior notes. In certain circumstances, the notes will be convertible into cash up to the principal amount and shares of Hornbeck Offshore’s common stock for any conversion value above the principal amount or, upon the Company’s election in certain circumstances prior to November 15, 2013, solely into shares of common stock, based on an initial conversion rate of 20.6260 shares per $1,000 principal amount of notes, which corresponds to a conversion price of approximately $48.48 per share. This initial conversion price represents a premium of 37.5% relative to the last reported sale price on November 7, 2006 of Hornbeck Offshore’s common shares on The New York Stock Exchange of $35.26.

Hornbeck Offshore estimates that the net proceeds from this offering, including proceeds resulting from the exercise of the initial purchasers’ over-allotment option, will be approximately $242.8 million, after deducting discounts, commissions and estimated expenses. The Company used $75.8 million of the combined net proceeds of the offering and proceeds from the sale of warrants referred to below to fund the cost of convertible note hedge transactions that it has entered into with certain financial institutions, including affiliates of the initial purchasers. Each of the convertible note hedge transactions involves the purchase of call options with exercise prices

103 Northpark Boulevard, Suite 300	Phone:	(985) 727-2000
Covington, Louisiana 70433	Fax:	(985) 727-2006

equal to the conversion price of the notes, and are intended to limit exposure to dilution to the Company’s stockholders upon the potential future conversion of the notes.

In addition, Hornbeck Offshore has entered into separate warrant transactions resulting in gross proceeds to the Company of $51.9 million that involved the sale of warrants to purchase its common stock to the same financial institutions that entered into the convertible note hedge transactions. The convertible note hedge and warrant transactions will effectively increase the conversion price of the convertible notes to approximately $62.59 per share of Hornbeck Offshore’s common stock, representing a 77.5% premium based on the last reported sale price on November 7, 2006 of $35.26 per share. In connection with the exercise of the initial purchasers’ over-allotment option noted above, the aggregate convertible note hedge and warrant transactions were proportionately increased.

The Company also used $63.3 million of the net proceeds of the offering to repurchase approximately 1.8 million shares of its common stock contemporaneously with the closing of the notes offering in privately negotiated block trades. No additional shares of the Company’s common stock were repurchased by the Company in connection with the exercise of the initial purchasers’ over-allotment option.

The remaining net proceeds of the offering and warrant transactions of approximately $155.6 million will be used for general corporate purposes, including possible future acquisitions and additional new vessel construction.

In connection with the initial convertible note hedge and warrant transactions, the financial institutions that are counterparties on the convertible note hedge and warrant transactions or their affiliates purchased shares of Hornbeck Offshore’s common stock in privately negotiated transactions concurrently with or shortly after pricing of the notes. In addition, these financial institutions or their affiliates may modify their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling shares of Hornbeck Offshore’s common stock in secondary market transactions prior to expiration of the convertible note hedge and warrant transactions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S., the Gulf of Mexico and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 60 vessels primarily serving the energy industry.

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